SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 16, 2004

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2004, the Board of Directors of Northwest Natural Gas Company (Company) approved the Northwest Natural Gas Company Supplemental Executive Retirement Plan (SERP). The effective date of the SERP is September 1, 2004.

The SERP is intended to take the place of the existing Executive Supplemental Retirement Income Plan (ESRIP) for new executive officers and other designated executive employees. All executive officers who take office on or after September 1, 2004, and other executive employees who are designated as participants after that date, will participate in the new SERP. Executives now covered by the ESRIP will continue to accrue benefits under that plan and will not participate in the new SERP.

If an executive has participated in the plan for 15 years, the new SERP will provide a lump sum equal to six times the executive’s final average compensation, offset by the value of the executive’s age 65 benefit under the Company’s Retirement Plan for Non-Bargaining Unit Employees and under Social Security. The executive will also be permitted to receive the retirement benefit in an annuity. Vesting occurs after five years of participation in the plan. If the executive has fewer than 15 years of participation in the plan, the payment amount is prorated, with the same offsets. Final average compensation will be the executive’s average salary and performance award in the five highest consecutive years out of the last ten years of employment. The retirement benefit is payable on termination of employment after the normal retirement age of 65, or an early retirement age of 55 with 15 years of participation in the plan. An early retirement benefit will be reduced by 5% for each year by which retirement precedes age 60. The plan also includes prorated benefits in the event of death, disability or termination of employment following a change in control. Upon a change in control, an executive with fewer than five years of participation in the plan will be automatically vested and every participating executive will be credited with three additional years of participation. After a potential change in control, as defined in the plan, enhancements resulting from the change in control cannot be reduced or eliminated by amendment. A copy of the SERP is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1    Supplemental Executive Retirement Plan, effective September 1, 2004.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: December 20, 2004	/s/ Beth A. Ugoretz
Senior Vice President and General Counsel

3